Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128118, 333-118348, 333-106282, 333-101536, 333-69696, 333-45094, 333-83153, 333-58555, 333-29567, 333-02289, 033-60928, 033-58489, and 033-11718 each on Form S-8 of our report dated March 16, 2005 (March 16, 2007 as to the effects of the discontinued operations discussed in Note 16), relating to the financial statements of 4Kids Entertainment, Inc. for the year ended December 31, 2004 appearing in this Form 10-K of 4Kids Entertainment, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

New York, NY
March 16, 2007